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                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549



                                   Form 8-K



                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                               April 21, 2003
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               (Date of Report: Date of earliest event reported)


                         IMMUNOTECHNOLOGY CORPORATION
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      (Exact name of registrant as specified in its charter)


         DELAWARE                    0-24641             84-1016435
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(State or other jurisdiction (Commission File Number) (IRS Employer ID No.)
 of incorporation)



                   1661 Lakeview Circle, Ogden, Utah  84403
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                    (Address of principal executive office)



Registrant's telephone number, including area code: (801) 399-3632
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                              Not Applicable
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        (Former name or former address, if changed since last report)












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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

THE MERGER: THE AGREEMENT AND PLAN OF REORGANIZATION

Terms of the Acquisition
------------------------
     On April 21, 2003, we entered into an Agreement and Plan of Merger with Ultimate Security Systems Corporation ("Ultimate"), a copy of which is attached as an exhibit to this filing (the "Merger Agreement"). The following discussion regarding the terms of the Merger Agreement is subject to, and qualified in its entirety by, the detailed provisions of the Merger Agreement and any exhibits thereto.

     The effectiveness of the Merger Agreement is contingent on approval by the shareholders of both parties. The Merger Agreement is further contingent of the effectiveness of a registration statement on Form S-4 to be filed with the Securities and Exchange Commission as soon as possible in order to register the shares to be issued in the transaction.

     The Merger Agreement provides that approximately 34,687,924 shares of Ultimate securities held by the Ultimate Shareholders will be exchanged for shares of our Common Stock on a one for one basis. As a condition to the Merger Agreement, Ultimate Shareholders holding Series A and B Preferred Shares must convert such Preferred Shares to Ultimate common stock prior to the effective date of the Merger. Ultimate Preferred Shares are also entitled to accrued and unpaid dividends totaling approximately $355,000 through the March 31, 2003 which must also be converted to rights to receive common shares in the Merger at a ratio of 1 share for each dollar owed. The approximate number of shares to be issued by us to the Ultimate shareholders assumes the conversion of all Ultimate Preferred Shares and dividends. Finally, as a condition to the Merger Agreement, Ultimate Shareholders holding warrants for the purchase of up to approximately 11,020,183 additional shares at an exercise price of $.50 per share (7,601,854) and $1.00 per share (3,418,329), exercisable until one year following the effective date of the Merger, must also agree to convert such warrants to a like number of warrants for the purchase of our Common Stock on the same terms as their existing warrants.

     After giving effect to the issuance of approximately 34,687,924 shares of our Common Stock issued to the Ultimate Shareholders in exchange for the shares of Ultimate Common and Preferred Stock, we will have approximately 44,687,924 Common Stock shares issued and outstanding. In addition, assuming the Ultimate warrant holders agree to convert their outstanding warrants, we will have warrants for the purchase of up to approximately 11,020,183 additional shares at an exercise price of $.50 per share (7,601,854 warrants) and $1.00 per share (3,418,329 warrants), exercisable until one year following the effective date of the Merger. We will also issue an warrants for the purchase of an additional 400,000 shares at $.10 per share, exercisable for one year following the effective date of the Merger to Troika Capital Investment, an entity whose principal is Mark Scharmann, our president.

     We will also assume certain obligations related to Ultimate's existing consulting and advisory service agreements with Shulman & Associates and Stenton Leigh Business Resources, Inc. These agreements call for the issuance of an aggregate of 4,000,000 options for the purchase of common stock at an exercise price of $0.10 per share, subject to certain conditions, including minimum financing being obtained following the effectiveness of the Merger Agreement.

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     In order to have sufficient authorized capital to be able to reserve enough shares for the warrants and options outstanding following the effectiveness of the Merger, and to provide additional shares to be available for sale in connection with Ultimate's proposed fund raising following the Merger, we will also increase our capitalization from 50,000,000 common shares to 200,000,000 shares of common stock.

     As a further condition to the consummation of the transactions contemplated by the Merger Agreement, holders of a majority of our issued and outstanding shares have approved the appointment of James K. Cooper and Jay A. Bitner, the nominees of Ultimate, to our Board of Directors. Our current directors and officers will resign. Both actions will be effective on the effective date of the Merger Agreement.

     The Merger Agreement will not change the par value of our Common Stock. The rights of our existing shareholders will not be altered and no shareholders will be eliminated as a result of the Merger Agreement. However, the issuance in the Merger of this large block of shares of our Common Stock and warrants and options for the purchase of additional shares of our Common Stock will result in a change of control and substantial dilution of our existing shareholders once the Merger Agreement is effective. In addition, the increased capitalization will make a substantial number of additional shares available for sale in subsequent fund raising activities, which may further dilute our current shareholders.

     Complete information on both parties, including financial information, business and operating history, and biographic information on officers and directors, will be mailed to our shareholders and filed in an Information Statement to be incorporated in the registration statement on Form S-4.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS, AND EXHIBITS
(c)  Exhibits.  The following exhibits are included as part of this report:

            SEC
Exhibit     Reference
Number      Number      Title of Document                        Location
-------     ---------   -----------------                        --------
20.01         20        Press Release re: Merger Agreement       This Filing


20.02         20        Agreement and Plan of Merger             This Filing


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                         IMMUNOTECHNOLOGY CORPORATION

Date: April 22, 2003                    /S/David Knudson, Secretary/Treasurer